CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock) Filed By:

Dynamic Associates, Inc.

We, the undersigned President and Secretary of Dynamic Associates, Inc. do certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 11th day of June, 2001, adopted a resolution to amend the original articles as follows:

Article I is hereby amended to read as follows:

The name of this corporation is Legal Access Technologies, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 61,511,435 common shares. Said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

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President1

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Secretary

State of Nevada )
                              ) ss.
County of Clark )

On June 11, 2001, personally appeared before me, a Notary Public, Jan Wallace, who acknowledged that she executed the above instrument.

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Signature of Notary

1 only the President’s signature need be acknowledged.